Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS SECOND QUARTER EARNINGS OF $.71 PER SHARE;

INCREASES QUARTERLY DIVIDEND BY 20%;

RAISES EARNINGS GUIDANCE FOR THE YEAR

Second Quarter Highlights (vs. 2005):

•	Earnings per share increased 20% to $.71 per share

•	Sales increased 6% to $558 million

•	Operating profit increased 20% to $66.1 million

•	Operating profit margin was 11.8%, up from 10.4%

•	Cash provided from operating activities increased $7 million to $50 million

First Half Highlights (vs. First Half 2005)

•	Earnings per share increased 31% to $1.32 per share

•	Sales increased 7% to $1.1 billion

•	Operating profit increased 28% to $123.3 million

•	Operating profit margin was 11.1%, up from 9.4%

•	Cash provided from operating activities increased $30 million to $67 million

STAMFORD, CONNECTICUT – July 24, 2006 - Crane Co. (NYSE: CR), a diversified manufacturer of engineered industrial products, reports second quarter 2006 net income was $44.5 million, or $.71 per share, compared with net income of $35.7 million, or $.59 per share, in the second quarter of 2005.

Second quarter 2006 sales increased $32.5 million, or 6%, including core business growth of $19.0 million (4%), sales from acquired businesses of $16.7 million (3%) and favorable foreign currency translation of $5.2 million (1%), reduced by lower sales from divested businesses of $8.4 million (2%). Operating profit of $66.1 million rose 20.4% compared with $54.9 million in the prior year quarter. Miscellaneous income was $2.6 million higher than 2005 largely resulting from the gain on the sale of Resistoflex Aerospace, partially offset by the loss on the Westad divestiture, the sale of unused property resulting from prior plant consolidations, and legal costs associated with previous divestitures. The increase in miscellaneous income was largely offset by an increase in the tax rate in the second quarter of 2006 to 32.5% from 30.2% in the second quarter of 2005.

Order backlog at June 30, 2006 totaled $637 million, compared with backlog of $622 million at March 31, 2006 and $597 million at December 31, 2005.

“Our second quarter earnings of $.71 per share exceeded our guidance of $.62 to $.70 per share,” said Crane Co. president and chief executive officer, Eric C. Fast. “Our improved second quarter 2006 performance was driven primarily by our Fluid Handling and Aerospace & Electronics segments. The growth in operating profits in Fluid Handling was particularly notable — profits increased 50% over the second quarter of 2005 with operating margin rising to 11.8%. During the second quarter, we closed on the purchase of Automatic Products international, which will strengthen our vending solutions business, and Telequip Corporation, a leader in coin dispensing solutions, which will broaden our payment solutions capabilities. Our increased earnings guidance and a 20% increase in our quarterly dividend reflect our confidence in the future prospects of the Company.”

Cash Flow and Financial Position

Cash provided from operating activities was $50.3 million in the second quarter of 2006 compared with $42.8 million last year. Net debt to total capitalization increased to 18.4% at June 30, 2006, compared with 13.1% at December 31, 2005, reflecting the $149 million expended year-to-date for the acquisitions of CashCode in January 2006, and Automatic Products international and Telequip Corporation in June 2006. In the second quarter of 2006, the Company also repurchased 325,700 shares of its common stock on the open market at a cost of $13 million. (Please also see the attached Condensed Statement of Cash Flows and Non-GAAP Financial Measures.)

Dividend Increase

On July 24, 2006, the Company announced a 20% increase in the quarterly dividend from $.125 per share to $.15 per share, for an indicated annual dividend rate of $.60 per share. The new dividend rate will become effective with the third quarter 2006 quarterly dividend.

Segment Results

All comparisons below refer to the second quarter 2006 versus the second quarter 2005, unless otherwise specified.

Aerospace & Electronics

(dollars in millions)	Second Quarter		Change
	2006	2005
Sales	$144.4	$133.9	$10.5	8%
Operating Profit	$26.2	$18.3	$7.9	43%
Profit Margin	18.1%	13.6%

The second quarter 2006 sales increase of $10.5 million reflected sales increases of $8.6 million in the Aerospace Group and $1.9 million in the Electronics Group. The sales increase was effectively leveraged as segment operating profit increased by $7.9 million, with increases of $5.2 and $2.7 million in Aerospace and Electronics, respectively.

Aerospace Group sales of $90.6 million increased $8.6 million, or 11%, from $82.0 million in the prior year period. Resistoflex Aerospace, which was sold in mid May 2006, had sales of $ 1.9 million and $3.6 million in the second quarters of 2006 and 2005, respectively. Excluding Resistoflex Aerospace, sales increased $10.3 million or 13% over the second quarter of 2005. Orders during the quarter (excluding Resistoflex) continued their strong pace, increasing 35% over the second quarter of 2005. Operating profit increased $5.2 million reflecting higher volumes, improved margins and favorable mix.

Electronics Group sales of $53.8 million increased $1.9 million, or 4%, from $51.9 million in the prior year period, with sales increases in Power Solutions and Microwave Solutions more than offsetting lower Electronic Manufacturing Solutions sales. Operating profit improved by $2.7 million with margins improved over the first quarter of 2006 and the second quarter of 2005.

The Aerospace & Electronics segment backlog was $381 million at June 30, 2006, compared with $365 million at March 31, 2006 and $365 million at December 31, 2005.

Engineered Materials

(dollars in millions)	Second Quarter		Change
	2006	2005
Sales	$82.3	$79.2	$3.1	4%
Operating Profit	$13.2	$18.3	$(5.1)	(28)%
Profit Margin	16.0%	23.1%

The second quarter 2006 sales increase of $3.1 million, or 4%, reflects higher volumes to recreational vehicle customers and building products. Profit margin in 2006 decreased to 16.0% primarily as a result of higher expenses largely for recreational vehicle manufacturers’ product support activities, warranty costs and new and existing market development activities. Product support activities and warranty costs in the second half of 2006 are expected to be at a reduced rate.

Merchandising Systems

(dollars in millions)	Second Quarter		Change
	2006	2005
Sales	$53.6	$45.7	$7.9	17%
Operating Profit	$4.5	$4.1	$0.4	10%
Profit Margin	8.3%	8.9%

Merchandising Systems sales increased $7.9 million, or 17%, reflecting increased Payment Solutions sales of $14.7 million primarily from the CashCode acquisition made in January 2006, more than offsetting a $6.8 million decline in Vending Solutions sales. European and North American vending machine sales were significantly below last year as the vending machine industry continues to experience declining demand from route operators whose cash flow has been diminished by higher gas prices and food costs. The effect of the reduced Vending Solutions sales and severance costs ($1 million) were more than offset by the increased profits from Payment Solutions.

In late June, Crane acquired certain assets of Automatic Products international, ltd. (APi) and all of the outstanding stock of Telequip Corporation. The APi vending equipment business is expected to have annualized sales of approximately $40 million in 2006 with manufacturing operations to be consolidated into the Crane Merchandising Systems St. Louis facility to realize cost savings. Telequip provides embedded and free-standing coin dispensing solutions principally focused on the retail market which includes grocery and convenience stores, quick-service restaurants and self-checkout/self-service kiosks. Telequip is projected to have annualized sales of approximately $23 million in 2006. Crane noted that while it expects that the three acquisitions made in 2006 will be accretive to 2007 earnings, the favorable impact in 2006 will be muted by costs of relocating APi’s operations.

Fluid Handling

(dollars in millions)	Second Quarter		Change
	2006	2005
Sales	$253.8	$245.9	$7.9	3%
Operating Profit	$30.0	$20.0	$10.0	50%
Profit Margin	11.8%	8.1%

The second quarter sales increase of $7.9 million, or 3%, included $8.3 million (3%) of core sales and $1.3 million (1%) from the acquired Edlon business and $4.9 million (2%) from favorable foreign currency translation, offset partially by the sale of Westad. The decline in sales caused by the absence of Westad, which was sold effective April 1, 2006, was $6.6 million (3%) compared to the second quarter of 2005. Operating profit increased 50%, and margin continued to improve, versus both the second quarter of 2005 and the first quarter of 2006, reflecting strengthened management teams, improved operational processes and numerous productivity initiatives.

Valve Group sales were $180.7 million in the second quarter of 2006 compared with $178.3 million in the second quarter of 2005. Valve Group core sales growth was $7.7 million (4%), and the Edlon acquisition contributed $1.3 million (1%), partially offset by $6.6 million (4%) of sales of Westad. Core sales improved from increased demand for industrial valves, particularly from the chemical process and refining industries, and generally higher demand from many commercial applications. Operating profit increased 48% versus the prior year, reflecting higher sales and improved operating costs with price increases covering rising material and other costs. Profit margin of 12.2% was up strongly from 8.3% in the prior year.

Crane Pumps & Systems sales of $26.5 million increased $1.9 million, or 8%, over the second quarter of 2005. Sales increased across most of the served markets. Profit margin of 10.1% was up from 5.6% in the prior year due to productivity gains from facilities consolidation, and customer price increases.

Crane Supply sales of $44.1 million increased $3.2 million, or 8%, benefited from $4.4 million (11%) of favorable foreign currency translation, partially offset by a decline in core sales of $1.2 million (3%). The sales decline was primarily a result of softness in the industrial manufacturing, repair and overhaul market in Ontario. Profit margin increased from 9.7% in 2005 to 11.9% in 2006 as a result of an improved sales mix.

The Fluid Handling segment backlog was $204 million at June 30, 2006, compared with $206 million at March 31, 2006 and $189 million at December 31, 2005. Excluding Westad, the backlog was $184 million and $165 million at March 31, 2006 and December 31, 2005, respectively.

Controls

(dollars in millions)	Second Quarter		Change
	2006	2005
Sales	$24.0	$21.0	$3.0	14%
Operating Profit	$3.0	$1.8	$1.2	63%
Profit Margin	12.3%	8.7%

Sales improvements of $3.0 million, or 14%, were largely attributable to increased demand for products in the transportation, oil and gas exploration, and gas transmission markets. Operating profit was higher than the prior year period as volume gains were leveraged to achieve higher operating margins.

Third Quarter and Full Year 2006 Guidance

Management expects earnings in the third quarter 2006 to be in the range of $.68 to $.74 per share, compared to $.66 per share in the third quarter 2005. Earnings in 2006 are being adversely impacted by approximately $.02 per share per quarter, or about $.09 per share for the year, as a result of the new accounting treatment requiring the expensing of stock options. On a full year basis, management is raising its 2006 earnings per share guidance of $2.50 to $2.65 per share to $2.60 to $2.70. If the Company had expensed options in 2005, earnings per share for such year would have decreased from $2.25 (as reported) to $2.16 (as adjusted). The Company’s current 2006 EPS guidance represents a 20 – 25% increase above its adjusted EPS for 2005.

Management is maintaining its expected free cash flow (cash flow from operations less capital expenditures) in 2006 of approximately $185 million ($154 million in 2005). Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the second quarter’s financial results on Tuesday, July 25th, 2006 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 10,500 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the

Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

2006 – 17

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